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                                                                      EXHIBIT 8

                         [Latham & Watkins Letterhead]


                                 January 20, 1999


Park Place Entertainment Corporation
3930 Howard Hughes Parkway
4th Floor
Las Vegas, Nevada 89109

     Re:  Park Place Entertainment Corporation: Registration Statement on
Form S-4


Ladies & Gentlemen:

          You have requested our opinion concerning the material federal income tax consequences expected to result to holders from the exchange of the 7 7/8% Senior Subordinated Notes due 2005 of Park Place Entertainment Corporation (the "Company"), in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on January 20, 1999 (the "Registration Statement").

          The facts, as we understand them, and upon which with your permission we rely in rendering the opinion expressed herein, are set forth in the Registration Statement. Based on such facts, we confirm that the information in the Registration Statement set forth under the caption "Material Federal Income Tax Consequences of the Exchange" constitutes our opinion as to the material federal income tax consequences of the exchange of Old Notes for Exchange Notes (as such terms are defined in the Registration Statement) to holders of Old Notes. No opinion is expressed as to any matter not discussed herein.

          This opinion is based upon various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusions stated herein.

          This opinion is rendered only to you, and is solely for your use and the use of holders of Old Notes in connection with the filing of the Registration Statement with the Commission. This opinion may not be relied upon by you or holders of Old Notes for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation, for any purpose, without our prior consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein under the headings "Material Federal Income Tax Consequences of the Exchange" and "Legal Matters." In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Commission promulgated thereunder.

                                       Very truly yours,



                                       /s/ Latham & Watkins